EXHIBIT 21.1

List of Subsidiaries of

Hour Loop, Inc.

Entity Name	Place of Organization

Flywheel Consulting Limited *	Kaohsiung City, Taiwan

* 100% owned subsidiary of Hour Loop, Inc.